UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2020

GOOD HEMP, INC.
(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-54509	45-2578051
(Commission File Number)	(IRS Employer Identification No.)

202311 Chartwell Ctr. Dr., Ste. 1469, Cornelius, NC	28031
(Address of Principal Executive Offices)	(Zip Code)

1-800-947-9197

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or    Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2020, the Board of Directors (the “Board”) of Good Hemp Inc. (the “Company”) appointed Scott Shellady to serve as the Chief Strategic Officer of the Company.

Mr. Shellady, age 54, is a frequent television contributor on Fox News, CNBC, BBC, CNN, and SKY, is an Adjunct Professor of Finance at DePaul University, and is known internationally as “The Cow Guy.”  Mr. Shellady has a broad and strong range of technical and trade experience in cash equities, commodities, and financial products in the three main geographies of North America, Europe, and Asia.

From 1990 to 1993, after graduating with a finance degree from the University of Colorado in 1988, Mr. Shellady was the European Managing Partner of Prime International Trading London, a proprietary options trading group based out of Chicago. He built the group up to one of the largest options proprietary trading firms on the London International Financial Futures Exchange (LIFFE) and was responsible for all aspects of firm management, from risk controls to regulatory reports. In 1993, Mr. Shellady built a similar group for Muirpace Ltd. as a board member and Director, which was sold and merged into Speer Leeds in 1995. Mr. Shellady was then retained by Deutsche Bank AG as an Associate Director Level 3 to revitalize all their financial options execution on the floors of London and any exchange staffed by Deutsche Bank personnel in Europe. In 1998, Mr. Shellady was hired by The Industrial Bank of Japan (now Mizuho) to become the Managing Director of their London futures operations overseeing all aspects of the futures division of a large triple A rated, international investment bank.

During this same period, Mr. Shellady was helping to get patsystems plc off the ground as a technology company for electronic futures trading. Mr. Shellady was the first shareholder after the founder and committed time and resource from 1996 to 2000 when he was named Chief Operating Officer for a listing in March of 2000 on the London Stock Exchange raising over $100 million leading to an over $400 million market cap. After almost 16 years in London, Mr. Shellady returned to Chicago to run a small family investment business that was started over 50 years ago.

Currently, Mr. Shellady is back from a second stint in London. He can frequently be seen wearing his trademark “Cow Jacket” on CNBC Europe, Bloomberg, CNN, BBC, and Fox Business News. Most recently, Mr. Shellady has added both radio and print to his media mix with a regular radio show on WJOB Indiana as well as being a weekly contributor to the Northwest Indiana Times Sunday Edition.

On June 24, 2020, the Company entered into a consulting services agreement with Mr. Shellady, pursuant to which Mr. Shellady will (i) render marketing, sales, distribution, and branding services to the Company; and (ii) will be paid $5,000 per month and 100,000 shares of Company common stock for services rendered during the initial term from July 1, 2020, through December 31, 2020. The foregoing description of the consulting services agreement, which does not purport to be complete, is qualified in its entirety by reference to the full text of the consulting services agreement, which is attached hereto as Exhibit 10.1, and incorporated by reference herein.

 Item 9.01 Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this report:

10.1	Consulting Services Agreement dated June 24, 2020, between the Company and Scott Shellady *

* Portions of the agreement with personally identifying information have been omitted.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD HEMP, INC.

Dated: June 30, 2020	By:	/s/ William Alessi
William Alessi
Chief Executive Officer

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